October 2014 Preliminary Terms No. 1,680 Registration Statement No. 333-178081 Dated October 21, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS offered are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  However, if the basket has depreciated in value, investors will lose 1% for every 1% decline.  The PLUS are for investors who seek exposure to a basket of six commodities and who are willing to risk their principal and forgo current income in exchange for the leverage feature.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.  The PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	October , 2014
Original issue date:	October , 2014 (3 business days after the pricing date)
Maturity date:	October , 2018
Aggregate principal amount:	$
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	27.5%
	RBOB gasoline futures contracts (“gasoline”)	XB1	27.5%
	Copper spot price (“copper”)	LOCADY	12.5%
	Platinum fixing price (“platinum”)	PLTMLNPM	10.0%
	Soybeans futures contracts (“soybeans”)	S 1	16.9%
	Cocoa futures contracts (“cocoa”)	CC1	5.6%

* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices and the final basket commodity prices will be determined based on the values published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

Payment at maturity:
▪ If the basket performance factor is greater than 100%, meaning the basket has appreciated in value:
$1,000 + leveraged upside payment
▪ If the basket performance factor is less than or equal to 100%, meaning the basket has declined in value or not appreciated in value:
$1,000 x basket performance factor
Under these circumstances, the amount will be less than or equal to the stated principal amount of $1,000 and could be zero.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	112%
Valuation date:	In respect of each basket commodity, October , 2018, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity
Interest:	None
CUSIP / ISIN:	61762GCH5 / US61762GCH56
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $921.50 per PLUS, or within $15.00 of that estimate. See “Investment Summary” on page 3.
	Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$1,000	$25(1)
	$5(2)	$970
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each PLUS.
(3)	See “Use of proceeds and hedging” on page 22.
The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.

  Prospectus Supplement for PLUS dated August 17, 2012                 Prospectus dated November 21, 2011

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Basket percent increase:	The sum of the products of, with respect to each basket commodity: [(final basket commodity price – initial basket commodity price) / initial basket commodity price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket commodity: (final basket commodity price / initial basket commodity price) x weighting
Commodity price:
For any trading day:
WTI crude oil: the official settlement price per barrel of WTI crude oil on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Gasoline: the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Copper: the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.
Platinum: the afternoon platinum fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.
On October 16, 2014, The London Platinum and Palladium Fixing Company (“LPPFCL”) announced that the LME has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing with effect from December 1, 2014 and that the LME has developed a bespoke platform that will provide for an “electronic pricing solution.”  If this transfer takes place, the calculation agent may, in its sole discretion, determine that the commodity price for platinum will be based on the new pricing methodology developed by the LME.  The calculation agent may make such adjustments as it determines are necessary to ensure that the commodity price for platinum is comparable to such commodity prior to such commodity price being based on the new pricing methodology and fairly represents the value of platinum.
Soybeans:  the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.
Cocoa: the official settlement price per metric ton of deliverable-grade cocoa beans on the ICE Futures U.S. (“ICE”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. dollars, as made public by ICE on such date.

Relevant exchange:	WTI crude oil: NYMEX Division Gasoline: NYMEX Division Copper: LME Platinum: LPPM. See “Summary Terms—Commodity price—Platinum” above. Soybeans: CBOT Cocoa: ICE
Initial basket commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
If any initial basket commodity price for any basket commodity as finally made available by the relevant exchange differs from any initial basket commodity price specified in the pricing supplement, we will include the definitive initial basket commodity price in an amended pricing supplement.

Final basket commodity price:
The commodity price for the applicable basket commodity on the valuation date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018 (the “PLUS”) can be used:

▪	To gain access to the basket commodities and provide diversification of underlying asset class exposure
▪	To enhance returns and outperform the basket in a bullish scenario
▪	As an alternative to direct exposure to the basket commodities that enhances returns for any positive performance of the basket
▪	To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 4 years
Leverage factor:	112% (applicable only if the basket performance factor is greater than 100%)
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.
Basket weighting:	WTI crude oil	27.5%
	Gasoline	27.5%
	Copper	12.5%
	Platinum	10.0%
	Soybeans	16.9%
	Cocoa	5.6%
Interest:	None

The original issue price of each PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000.  We estimate that the value of each PLUS on the pricing date will be approximately $921.50, or within $15.00 of that estimate.  Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the basket commodities.  The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time.

October 2014	Page 3

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the underlyer’s actual positive performance.  In these PLUS, investors are exposed to the performance of a basket of six commodities.  In these PLUS, investors forego current income in exchange for enhanced performance of 112% of the appreciation of the basket.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket.  However, if the basket has depreciated in value, investors will lose 1% for every 1% decline in the value of the basket over the term of the PLUS.  Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

Access
The PLUS offer exposure to a basket composed of WTI crude oil, copper, gasoline, natural gas, soybeans, platinum and cocoa, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket for any positive performance. There is no limitation on the appreciation potential.
Upside Scenario	The basket increases in value and, at maturity, the PLUS redeem for the stated principal amount of $1,000 plus 112% of the increase in the value of the basket.
Downside Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.

October 2014	Page 4

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	112%
Minimum payment at maturity:	None. Investors could lose their entire initial investment in the PLUS.

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the basket performance factor is greater than 100%, meaning the basket has appreciated in value, investors would receive the $1,000 stated principal amount plus 112% of the appreciation of the basket over the term of the PLUS.

▪	For example, if the basket appreciates 10%, the investor would receive an 11.2% return, or $1,112 per PLUS.

▪	If the basket appreciates 15%, the investor would receive a 16.8% return, or $1,168 per PLUS

▪
Downside Scenario.  If the basket performance factor is less than 100%, meaning the basket has declined in value, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the PLUS.

▪
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per PLUS at maturity, or 60% of the stated principal amount.

October 2014	Page 5

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Calculation of Payment at Maturity

Basket Percent Increase Example
Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the leverage factor of 112% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	27.5%	$100	$110	+10.0%
Gasoline	27.5%	$3.20	$3.60	+12.5%
Copper	12.5%	$7,000	$7,420	+6.0%
Platinum	10.0%	$1,400	$1,505	+7.5%
Soybeans	16.9%	1,500¢	1,680¢	+12.0%
Cocoa	5.6%	$3,200	$3,360	+5.0%

Basket percent increase = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  27.5%; plus
[(final gasoline price – initial gasoline price) / initial gasoline price]  x  27.5%; plus
[(final copper price – initial copper price) / initial copper price]  x  12.5%; plus
[(final platinum price – initial platinum price) / initial platinum price]  x  10.0%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  16.9%; plus
[(final cocoa price – initial cocoa price) / initial cocoa price]  x  5.6%

So, using the final basket commodity prices above:

WTI crude oil = [($110 - $100 / $100] x 27.5% = 2.75%; plus
gasoline = [($3.60 - $3.20) / $3.20] x 27.5% = 3.44%; plus
copper = [($7,420 - $7,000) / $7,000] x 12.5% = 0.75%; plus
platinum = [($1,505 – $1,400) / $1,400] x 10.0% = 0.75%; plus soybeans = [(1,680¢ – 1,500¢) / 1,500¢] x 16.9% = 2.03%; plus cocoa = [($3,360 – $3,200) / $3,200] x 5.6% = 0.28%

which equals

basket percentage increase   =   10%

The payment at maturity will equal $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   x   10%   x   112%   =   $112

The payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $112   =   $1,112

October 2014	Page 6

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity prices.  The numbers appearing below may have been rounded for ease of analysis.

The basket performance factor is less than 100%

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	27.5%	$100	$102	+2.0%
Gasoline	27.5%	$3.20	$1.92	-40.0%
Copper	12.5%	$7,000	$7,070	+1.0%
Platinum	10.0%	$1,400	$1,428	+2.0%
Soybeans	16.9%	1,500¢	1,530¢	+2.0%
Cocoa	5.6%	$3,200	$3,040	-5.0%

Basket performance factor = sum of the products of (x) the final basket commodity price for each basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final WTI crude oil price / initial WTI crude oil price)  x  27.5%; plus
(final gasoline price / initial gasoline price)  x  27.5%; plus
(final copper price / initial copper price)  x  12.5%; plus
(final platinum price / initial platinum price)  x  10.0%; plus
(final soybeans price / initial soybeans price)  x  16.9%; plus
(final cocoa price / initial cocoa price)  x  5.6%

So, using the final basket commodity prices above:

WTI crude oil = ($102 / $100) x 27.5% = 28.050%; plus
gasoline = ($1.92 / $3.20) x 27.5% = 16.500%; plus
copper = ($7,070 / $7,000) x 12.5% = 12.625%; plus
platinum = ($1,428 / $1,400) x 10.0% = 10.200%; plus
soybeans = (1,530¢ / 1,500¢) x 16.9% = 17.238%; plus
cocoa = ($3,040 / $3,200) x 5.6% = 5.320%

which equals

basket performance factor   =   89.933%

In the above example, the final basket commodity prices of all the basket commodities except for gasoline and cocoa are each higher than their respective initial basket commodity prices, but the final basket commodity prices of gasoline and cocoa are lower than their respective initial basket commodity prices.  Accordingly, although the final basket commodity prices of 66.9% of the basket commodities (by weight) have increased in value over their respective initial basket commodity prices, the final basket commodity prices of the other 33.1% (by weight) of the basket have declined and, because they have declined significantly, their declines more than offset the increases in the other basket commodities and, consequently, the basket performance factor is less than 100%.  Since the basket has declined in value in this example, the payment at maturity per PLUS will equal $1,000 times the basket performance factor; or

($1,000     x     89.933%)       =      $899.33

The payment at maturity per PLUS will be $899.33, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

October 2014	Page 7

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
The PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the basket performance factor is less than 100%, meaning the basket has declined in value, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS and this decrease will be by an amount proportionate to the decline in the basket value from its initial value.  There is no minimum payment at maturity on the PLUS.  Accordingly, you could lose your entire initial investment in the PLUS.  See “How the PLUS Work” on page 5 above.

▪
The market price of the PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the PLUS in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the PLUS mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the PLUS will vary and may be less than the original issue price at any time prior to maturity and sale of the PLUS prior to maturity may result in a loss.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due, if any, on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Changes in the price of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities. Furthermore, the basket is not equally weighted among the basket commodities.  Decreases in the price of a more heavily weighted basket commodity, such as WTI crude oil or gasoline, each of which has a 27.5% weighting in the basket, could moderate or wholly offset increases in the price of the less heavily weighted basket commodities.

▪
Specific commodities’ prices are volatile and are affected by numerous factors specific to each market.  Investments, such as the PLUS, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

WTI crude oil.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for

October 2014	Page 8

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

Gasoline.  RBOB gasoline is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as RBOB gasoline is derived from crude oil, the price of crude oil also influences the price of RBOB gasoline.

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Platinum.  Since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.

Soybeans.  Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and fiscal and monetary issues, more generally.  Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  In addition, substitution of other commodities for soybeans could also impact the price of soybeans.  The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers.  In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Cocoa.  The price of cocoa is primarily affected by the global demand for, and supply of, cocoa, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Cocoa is primarily used by the confectionary industry.  The majority of cocoa is produced in West African nations such as Ghana and the Ivory Coast.  This region has historically been subject to periods of significant political instability, which could lead to disruptions in production and price volatility.  The majority of cocoa consumption is in the European Union member nations and the United States.  Any significant changes in demand for cocoa by these nations could result in substantial volatility and a decline in the price of cocoa.

▪
Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the PLUS.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪
There are risks relating to trading of metals on the London Platinum and Palladium Market.  Platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of platinum will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants. Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

In addition, on October 16, 2014, The London Platinum and Palladium Fixing Company (“LPPFCL”) announced that the LME has been selected and has committed to become the new administrator of the London Platinum and Palladium Fixing.  The LPPFCL has indicated that it is now finalizing arrangements for the transfer of the administration of the London Platinum and Palladium Fixing to the LME with effect from December 1, 2014 and that the LME has developed a bespoke platform (LMEbuillion) that will provide for an “electronic pricing solution.”  As further described under “Summary Terms—Commodity price—Platinum,” this may affect how the commodity price for platinum is determined.  Because complete details for the proposed new pricing methodology are not yet available and it has not yet taken effect, we can give you no assurance that the new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The PLUS have returns based on the change in price of futures contracts on some of the basket commodities, not the change in the spot prices of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
The amount payable on the PLUS is not linked to the commodity prices at any time other than the valuation date.  The final basket commodity prices will be based on the commodity prices on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the basket appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the basket commodity prices prior to such drop.  Although the actual commodity prices on the stated maturity date or at other times during the term of the PLUS may be higher than the final basket commodity prices, the payment at maturity will be based solely on the commodity prices on the valuation date.

▪
Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than those

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

generated by others, including other dealers in the market, if they attempted to value the PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time.  The value of your PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial basket commodity price and final basket commodity price of each basket commodity, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash you will receive at maturity, if any.  Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of any settlement price in the event of a market disruption event.  These potentially subjective determinations may affect the payout to you at maturity, if any.  For further information regarding these types of determinations, see “Description of PLUS―Postponement of Valuation Date(s)”, “―Calculation Agent and Calculations” and related definitions in the accompanying product supplement for PLUS.  In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

▪
Legal and regulatory changes could adversely affect the return on and value of the PLUS.  Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the PLUS of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the PLUS.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the PLUS.

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the basket commodities), including trading in the basket commodities, futures and options contracts on the basket commodities as well as other instruments related to such basket commodities.  Some of our subsidiaries also trade in the basket commodities, futures contracts of the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket commodity prices of the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the valuation date so that you do not suffer a loss on your initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

October 2014	Page 13

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Overview

The basket is a weighted basket composed of six commodities.

Basket commodity information as of October 20, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	$82.71	$100.81	$107.26 (on 6/20/2014)	$81.78 (on 10/15/2014)	27.5%
RBOB gasoline futures contracts (“gasoline”)	XB1	$2.20	$2.67	$3.13 (on 6/20/2014)	$2.15 (on 10/15/2014)	27.5%
Copper spot price (“copper”)	LOCADY	$6,615.00	$7,241.50	$7,439.50 (on 1/2/2014)	$6,434.50 (on 3/20/2014)	12.5%
Platinum fixing price (“platinum”)	PLTMLNPM	$1,268.00	$1,438.00	$1,512.00 (on 7/10/2014)	$1,229.00 (on 10/6/2014)	10.0%
Soybeans futures contracts (“soybeans”)	S 1	944.25¢	1,291.25¢	1,530.75¢ (on 4/30/2014)	910.25¢ (on 9/28/2014)	16.9%
Cocoa futures contracts (“cocoa”)	CC1	$3,120.00	$2,721.00	$3,371.00 (on 9/24/2014)	$2,586.00 (on 11/11/2013)	5.6%
* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity prices and the final basket commodity prices will be determined based on the values published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph is calculated to show the performance of the basket during the period from January 1, 2009 through October 20, 2014 assuming the basket commodities are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not take into account the leverage factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2009 through October 20, 2014

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The following graphs set forth the official daily prices, for each of the basket commodities for each quarter in the period from January 1, 2009 through October 20, 2014.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on October 20, 2014 were, in the case of WTI crude oil, $82.71, in the case of gasoline, $2.20, in the case of copper, $6,615.00, in the case of platinum, $1,268.00, in the case of soybeans, 944.25¢ and in the case of cocoa, $3,120.00.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you do not suffer a loss on your initial investment in the PLUS.

Daily Official Settlement Prices of WTI Crude Oil January 1, 2009 through October 20, 2014

WTI crude oil (in U.S. dollars)	High	Low	Period End
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter	107.26	99.42	105.37
Third Quarter	105.34	91.16	91.16
Fourth Quarter (through October 20, 2014)	91.01	81.78	82.71

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Gasoline January 1, 2009 through October 20, 2014

Gasoline (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1.53	1.01	1.40
Second Quarter	2.07	1.37	1.90
Third Quarter	2.07	1.62	1.73
Fourth Quarter	2.07	1.72	2.05
2010
First Quarter	2.31	1.89	2.31
Second Quarter	2.44	1.93	2.06
Third Quarter	2.19	1.85	2.04
Fourth Quarter	2.45	2.04	2.45
2011
First Quarter	3.11	2.34	3.11
Second Quarter	3.46	2.78	3.03
Third Quarter	3.15	2.55	2.63
Fourth Quarter	2.82	2.45	2.69
2012
First Quarter	3.42	2.69	3.39
Second Quarter	3.40	2.55	2.73
Third Quarter	3.34	2.62	3.34
Fourth Quarter	2.96	2.57	2.81
2013
First Quarter	3.20	2.71	3.11
Second Quarter	3.10	2.72	2.75
Third Quarter	3.13	2.62	2.63
Fourth Quarter	2.82	2.50	2.79
2014
First Quarter	3.02	2.60	2.91
Second Quarter	3.13	2.87	3.08
Third Quarter	3.04	2.52	2.59
Fourth Quarter (through October 20, 2014)	2.45	2.15	2.20

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Cash Offer Prices of Copper January 1, 2009 through October 20, 2014

Copper (in U.S. dollars)	High	Low	Period End
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter	8,242.50	7,539.00	7,582.50
Second Quarter	7,582.50	6,637.50	6,750.50
Third Quarter	7,340.50	6,719.00	7,290.50
Fourth Quarter	7,394.50	6,939.00	7,394.50
2014
First Quarter	7,439.50	6,434.50	6,636.00
Second Quarter	7,035.00	6,600.00	6,955.00
Third Quarter	7,183.50	6,735.50	6,736.00
Fourth Quarter (through October 20, 2014)	6,802.00	6,615.00	6,615.00

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PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Fixing Prices of Platinum January 1, 2009 through October 20, 2014

Platinum (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1,152.00	898.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter	1,494.00	1,269.00	1,461.00
2010
First Quarter	1,645.00	1,461.00	1,645.00
Second Quarter	1,752.00	1,492.00	1,532.00
Third Quarter	1,662.00	1,494.00	1,662.00
Fourth Quarter	1,786.00	1,636.00	1,755.00
2011
First Quarter	1,858.00	1,697.00	1,773.00
Second Quarter	1,858.00	1,679.00	1,722.00
Third Quarter	1,887.00	1,511.00	1,511.00
Fourth Quarter	1,661.00	1,354.00	1,354.00
2012
First Quarter	1,729.00	1,354.00	1,640.00
Second Quarter	1,659.00	1,402.00	1,428.00
Third Quarter	1,697.00	1,390.00	1,668.00
Fourth Quarter	1,711.00	1,527.00	1,527.00
2013
First Quarter	1,736.00	1,527.00	1,576.00
Second Quarter	1,579.00	1,317.00	1,317.00
Third Quarter	1,546.00	1,327.00	1,411.00
Fourth Quarter	1,477.00	1,321.00	1,357.00
2014
First Quarter	1,484.00	1,357.00	1,418.00
Second Quarter	1,492.00	1,394.00	1,480.00
Third Quarter	1,512.00	1,300.00	1,300.00
Fourth Quarter (through October 20, 2014)	1,282.00	1,229.00	1,268.00

October 2014	Page 18

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Soybeans January 1, 2009 through October 20, 2014

Soybeans (in U.S. cents)	High	Low	Period End
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,512.75	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter	1,514.75	1,389.00	1,404.75
Second Quarter	1,564.50	1,361.75	1,564.50
Third Quarter	1,613.25	1,282.75	1,282.75
Fourth Quarter	1,346.50	1,259.25	1,312.50
2014
First Quarter	1,464.00	1,269.25	1,464.00
Second Quarter	1,530.75	1,398.25	1,400.50
Third Quarter	1,400.00	910.25	913.25
Fourth Quarter (through October 20, 2014)	966.50	912.25	944.25

October 2014	Page 19

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Cocoa January 1, 2009 through October 20, 2014

Cocoa (in U.S. dollars)	High	Low	Period End
2009
First Quarter	2,832.00	2,242.00	2,605.00
Second Quarter	2,813.00	2,297.00	2,487.00
Third Quarter	3,170.00	2,442.00	3,140.00
Fourth Quarter	3,498.00	3,001.00	3,289.00
2010
First Quarter	3,461.00	2,787.00	2,969.00
Second Quarter	3,229.00	2,812.00	2,894.00
Third Quarter	3,165.00	2,562.00	2,814.00
Fourth Quarter	3,068.00	2,714.00	3,035.00
2011
First Quarter	3,774.00	2,830.00	2,952.00
Second Quarter	3,390.00	2,863.00	3,170.00
Third Quarter	3,228.00	2,608.00	2,608.00
Fourth Quarter	2,756.00	1,936.00	2,109.00
2012
First Quarter	2,457.00	2,028.00	2,219.00
Second Quarter	2,390.00	2,063.00	2,289.00
Third Quarter	2,744.00	2,184.00	2,516.00
Fourth Quarter	2,562.00	2,236.00	2,236.00
2013
First Quarter	2,300.00	2,046.00	2,170.00
Second Quarter	2,415.00	2,132.00	2,194.00
Third Quarter	2,640.00	2,179.00	2,640.00
Fourth Quarter	2,821.00	2,585.00	2,709.00
2014
First Quarter	3,030.00	2,636.00	2,955.00
Second Quarter	3,143.00	2,853.00	3,143.00
Third Quarter	3,371.00	3,040.00	3,300.00
Fourth Quarter (through October 20, 2014)	3,172.00	3,038.00	3,120.00

October 2014	Page 20

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the date by which the final basket commodity price for all basket commodities has been determined.

Denominations:	$1,000 per PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Legislation Affecting Certain Non-U.S. Holders” in the accompanying prospectus supplement for PLUS, withholding under the Hiring Incentives to Restore Employment Act of 2010 (commonly referred to as “FATCA”) applies with respect to any payment of amounts treated as interest and, for dispositions after December 31, 2016, any payment of gross proceeds of the disposition (including upon retirement) of certain financial instruments.  This legislation would apply to the PLUS if they were recharacterized as debt instruments.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the issues presented by the aforementioned notice, the potential application of the FATCA rules and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal

October 2014	Page 21

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.
Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Use of proceeds and hedging:
The proceeds we receive from the sale of the PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the PLUS borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the PLUS, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the initial basket commodity prices of the basket commodities and, therefore, could increase the prices at which the basket commodities must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the prices of the basket commodities on the valuation date, and, accordingly, the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary

October 2014	Page 22

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The PLUS are contractual financial instruments.  The financial exposure provided by the PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the PLUS.  The PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the PLUS.

Each purchaser or holder of any PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the PLUS, (B) the purchaser or holder’s investment in the PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the PLUS and (B) all hedging transactions in connection with our obligations under the PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $25 for each PLUS they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring

October 2014	Page 23

PLUS Based on the Performance of a Basket of Six Commodities due October     , 2018
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

fee of $5 for each PLUS.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

October 2014	Page 24